CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 27, 2013, relating to the financial statements and financial highlights which appear in the December 31, 2012 Annual Reports to Shareholders of Managers Special Equity Fund, Managers Bond Fund, and Managers Global Income Opportunity Fund (formerly Managers Global Bond Fund) (three of the series constituting The Managers Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Highlights”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 28, 2013